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FINAL SETTLEMENT AGREEMENT AND RELEASE

This Final Settlement Agreement and Release (“Final Settlement Agreement”) is entered into by and between, on one hand, National Health Investors, Inc. (“NHI”), NHI-REIT of Next House, LLC, Myrtle Beach Retirement Residence LLC, and Voorhees Retirement Residence LLC (collectively, “NHI Landlord,” and with NHI, “Plaintiffs”), and on the other hand, Welltower Inc. (“Welltower”), Welltower Victory II TRS LLC (“Welltower Pledgor”), and WELL Churchill Leasehold Owner LLC (“Welltower Tenant”) (collectively, “Defendants”). The parties identified in this paragraph will sometimes collectively be referred to as the “Parties” or each as a “Party.”

RECITALS

WHEREAS, on December 20, 2021, Plaintiffs filed a complaint in the Court of Chancery of the State of Delaware against Defendants (the “Complaint”). On January 6, 2022, Plaintiffs filed a supplement to the complaint (the “Supplement”). The case is captioned National Health Investors, Inc., et al. v. Welltower Inc., et al., C.A. No. 2021-1097-MTZ (Del. Ch.) (the “Litigation”);

WHEREAS, in the Litigation, Plaintiffs have challenged certain alleged misconduct by Defendants in connection with and following the July 30, 2021 Assignment and Assumption of Master Lease and Consent to Assignment (the “Assignment”), including, among other things, the failure to pay rent according to the December 23, 2013 Master Lease, as amended (“Master Lease”), and the failure to cooperate in connection with a transition of the Master Lease to new tenants;

WHEREAS, Defendants deny Plaintiffs’ allegations, except to the extent admitted in the Answer Welltower Tenant filed on January 24, 2022 with respect to Count II of Plaintiffs’ Complaint;

WHEREAS, on March 4, 2022, the parties entered into a Memorandum of Understanding (the “MOU”) and an Escrow Agreement (the “Escrow Agreement”) to set forth certain principal terms by which the Parties agreed to operate until the execution of a final settlement agreement resolving the Litigation (the “Final Settlement Agreement”) and to set forth certain principal terms that the Parties agreed would be included in the Final Settlement Agreement;

WHEREAS, Welltower Tenant represents that it is in compliance with the terms set forth in each of the MOU and the Escrow Agreement, including but not limited to the terms set forth in Section 1.5 of the MOU regarding “Working Capital” and Section 1.6 of the MOU regarding “Notice and Documentation”;

WHEREAS, the Parties now desire to execute the Final Settlement Agreement to bring all disputes relating to the Litigation to a final resolution;

NOW, THEREFORE, in consideration of the mutual promises and releases set forth below and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.0.RELEASE OF ESCROW FUND FROM ESCROW ACCOUNT AND ADDITIONAL TERMS.

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1.1.Release of Escrow Fund from Escrow Account. Reference is made to the Escrow Agreement executed between the parties on March 4, 2022 which appointed Fidelity National Title Insurance Company to serve as the Escrow Agent as defined in the Escrow Agreement, established an Escrow Account as defined in the Escrow Agreement, and provided for the Escrow Agent to hold and release the Escrow Fund from the Escrow Account as provided in the Escrow Agreement. Within two (2) business days of the execution date of this Final Settlement Agreement (the “Execution Date”), NHI Landlord will provide a copy of the executed Final Settlement Agreement to the Escrow Agent and direct the Escrow Agent to release the entire Escrow Fund from the Escrow Account to NHI Landlord as provided in Section 2 of the Escrow Agreement. Welltower Tenant covenants and agrees to promptly execute all documents and provide all assurances reasonably requested by the Escrow Agent or by NHI Landlord in order to permit the Escrow Fund to be released promptly to NHI Landlord.

The Escrow Payment shall be paid to NHI Landlord by wire transfer to the following account:

Beneficiary Name:    National Health Investors, Inc.
Account #:        5003254
Routing #        064008637

Bank Name:        Pinnacle National Bank
            150 3rd Avenue South
            Nashville, TN 37201

1.2.Security Deposit. For the avoidance of doubt, the Parties acknowledge and agree that Section 1.2 of the MOU entitled NHI Landlord to retain the entirety of the Security Deposit (as that term is defined in the Master Lease) and to liquidate the Security Deposit at its sole discretion, and that Plaintiffs shall be under no obligation to return or remit any portion of the Security Deposit to Defendants, and that Defendants disclaim any right or interest in the Security Deposit.

1.3.Kamlu Transaction. The Parties acknowledge that Kamlu Retirement Inn, 1000 NE 82nd Ave., Vancouver, WA, 98664 (the “Kamlu Facility”) was a facility subject to the Master Lease as of March 4, 2022, and that NHI Landlord sold the Kamlu Facility as provided in the MOU.

1.4.Facilities Transition. The Parties acknowledge that the Facilities that were subject to the Master Lease on March 4, 2022 (the “Facilities”), excepting the Kamlu Facility subject to Section 1.3 above, have been transitioned (the “Transition”) to a new tenant or tenants designated by NHI Landlord (the “Operator”) as provided in the MOU.

1.5.Working Capital. Reference is made to Section 1.5 and Section 1.6 of the MOU. Welltower Tenant represents that it is in compliance with the terms of Section 1.5 of the MOU, including but not limited to the provision of Section 1.5 that provides: “Until the Transition has been completed, all such cash will be utilized solely for reasonable and necessary working capital requirements of Welltower Tenant and reasonable and necessary costs associated with the Transition (which costs shall not include legal fees and expenses other than those described above and capped at $400,000.00).” Welltower Tenant further represents that it is in compliance with Section 1.6 of the MOU, including but not limited to the provision of Section 1.6 that provides: “Until the Transition has been completed,

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Welltower Tenant shall provide, or cause to be provided to, NHI Landlord, three business day’s notice of any forthcoming payment or expenditure to be paid from working capital cash, excluding payroll expenses, management fees contractually due and owing to NHI – Holiday Management Company, LLC, Welltower Tenant legal fees as described in Section 1.5, and ordinary course operating or capital expenses of the Facilities.”

The Parties acknowledge that the Facilities’ net working capital balance as of the Execution Date is negative $2,015,104, which Welltower Tenant represents reflects the net working capital balance after payment of ordinary course operating or capital expenses of the Facilities. Reference is made to the Second Escrow Agreement between the Parties executed on March 31, 2022. On or before March 31, 2022 and as set out in the Second Escrow Agreement, NHI Landlord will remit $2,015,104 to the Escrow Agent (the “Working Capital”). The Escrow Agent will hold the Working Capital in the Second Escrow Account. Every Tuesday by 5:00 P.M. Eastern Standard Time and beginning Tuesday, April 5, 2022, Welltower Tenant will provide (or cause to be provided) to the Escrow Agent a written request by email for release of funds from the Escrow Fund based on expected disbursements by vendor/payee for the upcoming one-week period (which period shall run Monday to Sunday), attaching invoice support for the prior one-week period’s disbursements (which period shall run Monday to Sunday), and including the current cash balance. Each such written request shall be provided to NHI Landlord at the same time it is provided to the Escrow Agent by copying both Kristi Gaines (kgaines@nhireit.com) and Kevin Pascoe (kpascoe@nhireit.com) on the emailed written request. Every Friday by 12:00 P.M. Eastern Standard Time and beginning on Friday, April 8, 2022, NHI Landlord will provide written confirmation to the Escrow Agent as to whether the request for release of funds from the Escrow Fund for the upcoming one-week period is approved. Upon receipt of written confirmation from NHI Landlord and Welltower Tenant that that one-week period’s request for release of funds from the Escrow Fund is approved, the Escrow Agent will release from the Escrow Fund the amount of funds requested for that one-week period. All such funds released from the Escrow Fund as working capital will be utilized solely for reasonable and necessary working capital requirements of Welltower Tenant and reasonable and necessary costs associated with the Transition, which costs shall not include legal fees and expenses other than that Welltower Tenant may, as provided in the MOU, apply up to $400,000.00 to its legal fees; however, the payment of any and all legal fees and expenses of Welltower Tenant shall be capped at $400,000.00 and shall not exceed that amount. For the avoidance of doubt, this $400,000.00 cap is the same as, and not in addition to, the $400,000.00 cap provided in the MOU. On June 30, 2022, NHI Landlord and Welltower Tenant will provide written direction to the Escrow Agent to remit to NHI Landlord the balance of the Working Capital remaining as set forth in the Second Escrow Agreement. Notwithstanding anything herein or in the Second Escrow Agreement to the contrary, NHI Landlord is authorized to pay the applicable tail insurance expense of approximately $929,436 directly to the insurer, which expense shall be an authorized use of Working Capital. In the event that any portion of such payment of applicable tail insurance expense is eventually rebated to Welltower Tenant, that amount must be remitted to NHI Landlord within five (5) business days of receipt by Welltower Tenant. Notwithstanding anything herein or in the Second Escrow Agreement to the contrary, NHI Landlord shall pay all real estate and property tax prorations contemplated or provided for in the OTA(s) for the Transition on behalf of Welltower Tenant.

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1.6.Working Capital Notice and Documentation. On April 1, 2022, Welltower Tenant will provide (or cause to be provided) to NHI Landlord notice of accounts payable aging as of March 31, 2022. On April 6, 2022, Welltower Tenant will provide (or cause to be provided) NHI Landlord notice of accrued expenses as of March 31, 2022. Between the Execution Date and June 30, 2022, within five (5) business days of a written request by or on behalf of NHI Landlord, Welltower Tenant shall provide (or cause to be provided) to NHI Landlord documentation sufficient to evidence any such expenditures and/or the current Working Capital balance. Within five (5) business days of a written request by or on behalf of NHI Landlord, Welltower Tenant shall provide (or cause to be provided) to NHI Landlord documentation sufficient to evidence any working capital expenditures made from March 4, 2022 through the date of the written request. Welltower Tenant covenants and agrees to provide all documents and information reasonably requested by NHI Landlord to facilitate post-closing reconciliation of the Working Capital.

1.7.Dismissal. Within one (1) business day of NHI Landlord’s receipt of the Escrow Fund, Plaintiffs will file a stipulation of dismissal with prejudice dismissing the Complaint and the Supplement with prejudice in the form attached as Exhibit A. Notwithstanding anything to the contrary herein or in the MOU or in the Escrow Agreement, Plaintiffs shall be under no obligation to execute or file any stipulation of dismissal any sooner than one (1) business day following Plaintiffs’ receipt of full payment of the Escrow Fund.

2.0.MUTUAL RELEASES.

2.1.In consideration for the performance of the covenants and agreements set forth in the MOU, the Escrow Agreement, and this Final Settlement Agreement, each Party for itself, and each of its respective predecessors, successors, heirs, affiliates assigns, principals, members, directors, officers, employees, parent entities, subsidiary entities, representatives, agents, attorneys, accountants, spouses, relatives and each of them (collectively, “Releasing Parties”), hereby releases, relieves, waives, relinquishes and discharges the other Party and its respective predecessors, heirs, successors, assigns, affiliates, principals, members, directors, officers, employees, parent entities, subsidiary entities, representatives, agents, attorneys, accountants, spouses, relatives and each of them (collectively, “Released Parties”), of and from any and all manner of actions, causes of action, suits, debts, deficiencies, liabilities, demands, claims, obligations, costs, expenses, fees (including attorneys’ fees and costs), sums of money, losses, controversies, damages, accounts, reckonings, set offs, claims of recoupment or indemnity, security interests and liens of every kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, liquidated or unliquidated, in tort, in contract or otherwise, which relate to or arise out of the Litigation, the Master Lease, the Assignment, the Membership Pledge and Security Agreement dated July 30, 2021, or the Security Agreement dated July 30, 2021 (the “Releases”), which Releases will become effective on NHI Landlord’s receipt of the Escrow Fund. When the Releases are effective, the Releasing Parties shall be deemed to relinquish, to the extent applicable and to the full extent permitted by law or equity, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

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RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Nothing in this Section 2.1 shall operate to release or discharge any claim for breach of this Final Settlement Agreement.

3.0.MISCELLANEOUS.

3.1.Covenant Not to Sue. The Parties hereto warrant, represent and agree that there are no other pending lawsuits filed by the Parties relating to the subject matter of this Final Settlement Agreement. The Parties hereto warrant, represent and agree that except for the obligations of this Final Settlement Agreement, they shall not file in any court, administrative proceeding or other tribunal any claim whether or not now known released hereunder against any person or entity released from such claim hereunder.

3.2.No Admission of Liability. This Final Settlement Agreement is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of any Party, and each Party continues to deny such liability and to disclaim such responsibility.

3.3.Full and Independent Knowledge. The Parties represent that they have carefully read and understand the scope and effect of each provision contained in this Final Settlement Agreement. The Parties further represent that they are not relying and have not relied upon any representation or statement made by any other Party or such Party’s representatives with regard to the subject matter, basis or effect of this Final Settlement Agreement.

3.4.Ownership of Released Claims. Each of the Parties warrants that it has not assigned or transferred to any other person or entity, in any manner, including by way of subrogation or operation of law or otherwise, all or any portion of any claim, demand, right, action, or cause of action that it had, has or might have arising out of the matters released in this Final Settlement Agreement nor any portion of any recovery or settlement to which it might be entitled. In the event that any claim, demand, or suit should be made or instituted against any Party released in this Final Settlement Agreement by reason of any undisclosed assignment, subrogation or transfer, then the Party from whom such purported assignment, subrogation or transfer was made shall fully indemnify and hold every other Party harmless against such claim, demand, or suit and shall pay and satisfy any such claim, demand, or suit and any expenses of investigation, attorney’s fees and costs incurred in the defense of such claim, demand or suit.

3.5.Final and Binding Agreement. No promise, inducement or agreement not herein contained or expressly incorporated herein by reference has been made, and this Final Settlement Agreement contains the entire agreement between the Parties. The provisions of this Final Settlement Agreement shall be binding upon and inure to the benefit of the Parties, and to their respective heirs, successors, administrators, assigns, conservators, guardians, agents, representatives, corporate affiliates, officers, directors, partners, and employees.

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3.6.Execution of Further Documents and Cooperation. Following the execution of this Final Settlement Agreement, the Parties shall take such action and execute and deliver such further documents as may be reasonably necessary or appropriate to effectuate the intention of this Final Settlement Agreement.

3.7.Applicable Law. This Final Settlement Agreement and any claim, controversy, or dispute arising out of or related to the Final Settlement Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction. Each Party acknowledges that the choice of Delaware as governing law was separately bargained for, is an integral element of the Final Settlement Agreement, and was relied upon by the other Parties in entering into the Final Settlement Agreement.

3.8.Exclusive Forum. The Parties submit to the personal jurisdiction of the courts of the State of Delaware. The Court of Chancery of the State of Delaware shall have exclusive jurisdiction over all claims and defenses arising out of or related to this Final Settlement Agreement (provided that, if that court holds that it lacks jurisdiction, then the Parties shall bring any dispute arising out of or related to this Final Settlement Agreement solely in a state or federal court located in the State of Delaware). Each Party acknowledges that the foregoing consent to jurisdiction was separately bargained for, is an integral element of the Final Settlement Agreement, and was relied upon by the other Parties in entering into the Final Settlement Agreement.

3.9.Confidentiality. The Parties agree that a Party may disclose the existence of this Final Settlement Agreement and its terms to the extent that such Party determines that such disclosure is necessary or prudent in its sole discretion.

3.10.Stipulation to Irreparable Harm and Equitable Relief. Each of Defendants agrees that their breach of this Final Settlement Agreement would cause irreparable harm to Plaintiffs. In the event of a breach by any of Defendants, Plaintiffs shall, in addition to all other rights and remedies available at law or in equity, be entitled to seek equitable relief in the form of specific performance, temporary or permanent injunctions, or other appropriate equitable remedies. The Parties shall stipulate to expedition of any proceeding arising under this Final Settlement Agreement.

3.11.Advice of Counsel. In executing this Agreement, the Parties acknowledge that they have consulted with and have had the advice and counsel of attorneys licensed to practice law and that they have executed this Final Settlement Agreement after independent investigation and without fraud, duress or undue influence.

3.12.Prior Review of the Agreement. Each Party acknowledges that this Final Settlement Agreement has been fully read, reviewed and understood by its authorized signatory. Because the Final Settlement Agreement is the product of negotiations between the Parties, it shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any party by reason of ambiguity in language, rules of construction against the drafting party, or similar doctrine.

3.13.No Third Party Beneficiaries. This Final Settlement Agreement is made and entered into for the sole protection and benefit of the Parties and their respective

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affiliates, and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third-party beneficiary hereunder; provided, however, that the Released Parties shall be entitled to receive the benefit of and enforce the releases of Section 2.1 and the protections of Sections 3.8 and 3.10.

3.14.Execution in Counterparts. The Parties agree that this Final Settlement Agreement may be executed in counterparts and that it is the intent of the Parties that the copy signed by a Party will be deemed an original for all purposes, will constitute one and the same instrument, and will be fully enforceable against such Party.

3.15.Captions and Headings. The captions and headings contained in this Final Settlement Agreement have been inserted for convenience only and in no way define, limit or enlarge the scope or interpretation of this Final Settlement Agreement.

3.16.Severability. Should any provision of this Final Settlement Agreement be held unlawful, unenforceable, or invalid by reason of statute, ordinance, law and/or decision of any tribunal or court of law or equity, the same shall be effective to that extent, without in any way invalidating or affecting the remaining provisions of this Final Settlement Agreement.

3.17.Conflicts. If there is a conflict or inconsistency between the provisions of this Final Settlement Agreement and the provisions of the MOU or the Escrow Agreement, then the provisions of this Final Settlement Agreement shall control.

3.18.Amendment; Waiver. This Final Settlement Agreement may be amended only by a written instrument signed by an authorized representative of each of the Parties. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any Party to insist upon a strict performance of any of the terms or provisions of this Final Settlement Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any Party of any term or provision of this Final Settlement Agreement shall be deemed to have been made unless expressed in writing and signed by such Party.

[Signature pages follow]

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National Health Investors Inc.

DATED: March 31, 2022        By: /s/ Eric Mendelsohn

        Its: President and CEO

NHI-REIT of Next House, LLC

DATED: March 31, 2022        By: /s/ Eric Mendelsohn

        Its: President

Voorhees Retirement Residence LLC

DATED: March 31, 2022        By: /s/ Eric Mendelsohn

        Its: President

Myrtle Beach Retirement Residence LLC

DATED: March 31, 2022        By: /s/ Eric Mendelsohn

        Its: President

Welltower Inc.

DATED: March 31, 2022        By: /s/ Matthew McQueen

        Its: Authorized Signatory

Welltower Victory II TRS LLC

DATED: March 31, 2022        By: /s/ Matthew McQueen

        Its: Authorized Signatory

WELL Churchill Leasehold Owner LLC

DATED: March 31, 2022        By: /s/ Matthew McQueen

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        Its: Authorized Signatory

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EXHIBIT A

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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

NATIONAL HEALTH INVESTORS, INC., NHI-REIT OF NEXT HOUSE, LLC, MYRTLE BEACH RETIREMENT RESIDENCE LLC, and VOORHEES RETIREMENT RESIDENCE LLC,
Plaintiffs,
v.
WELLTOWER INC., WELLTOWER VICTORY II TRS LLC, and WELL CHURCHILL LEASEHOLD OWNER LLC,
Defendants.
C.A. No. 2021-1097-MTZ
STIPULATION AND [PROPOSED] ORDER OF DISMISSAL WITH PREJUDICE
WHEREAS, on December, 20, 2021, Plaintiffs filed the Verified Complaint for Specific Performance (the “Complaint”);
WHEREAS, on January 6, 2022, Plaintiffs filed the Verified Supplement to the Verified Complaint for Specific Performance (the “Supplement”);
WHEREAS, effective _____ __, 2022, the parties executed a Settlement Agreement and Release intended to resolve all disputes relating to this litigation (the “Settlement Agreement”);

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WHEREAS, the Settlement Agreement’s terms include the performance of non-monetary obligations;
The parties stipulate and agree, subject to the Court’s approval, as follows:
1.The Complaint and the Supplement are hereby dismissed with prejudice.
2.The Court shall retain jurisdiction over this action for the purpose of hearing any application to enforce the Settlement Agreement.
3.The parties shall bear their own fees, expenses, and costs.

/s/ DRAFT John M. Seaman (#3868) E. Wade Houston (#6289) Abrams & Bayliss LLP 20 Montchanin Road, Suite 200 Wilmington, Delaware 19807 (302) 778-1000 Counsel for Plaintiffs Date:	/s/ DRAFT Raymond J. DiCamillo (#3188) Alena V. Smith (#6699) Richards, Layton & Finger, P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Counsel for Defendants

IT IS SO ORDERED THIS ____ day of __________ 2022.

Vice Chancellor Morgan T. Zurn